Exhibit 99.1
AWH ANNOUNCES FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

Q4 2023 Net Revenue Increased 25% Year-over-Year to $140 million
Q4 2023 Adjusted EBITDA Increased 15% Year-over-Year to $32 million
Full Year 2023 Net Revenue Increased 28% Year-over-Year to $519 million
Full Year 2023 Adjusted EBITDA Increased 14% Year-over-Year to $107 million
First Full Year of Positive Cash from Operations and Positive Free Cash Flow
Company Ended Q4 2023 with $73 Million of Cash and Cash Equivalents
NEW YORK, NY, March 12, 2024 — Ascend Wellness Holdings, Inc. (“AWH” or the “Company”) (CSE: AAWH.U/ OTCQX:AAWH), a vertically integrated multi-state cannabis operator with operations in seven states, today reported its financial results for the fourth quarter and full year ended December 31, 2023. Financial results are reported in accordance with U.S. generally accepted accounting principles (“GAAP”) and all currency is in U.S. dollars.
Financial Highlights
•Gross Revenue:
◦Q4 2023: Total revenue of $173.1 million increased 1.9% quarter-over-quarter and increased 28.7% year-over-year.
◦FY 2023: Total revenue of $635.2 million increased 30.3% year-over-year.
•Net Revenue:
◦Q4 2023: Net revenue, which excludes intercompany sale of wholesale products, decreased 0.8% quarter-over-quarter to $140.2 million, and increased 25.0% year-over year.
◦FY 2023: Net revenue increased 27.8% year-over year to $518.6 million.
•Net Loss:
◦Q4 2023: Net loss of $19.3 million compared to net loss of $15.1 million in Q4 2022.
◦FY 2023: Net loss of $48.2 million compared to net loss of $80.9 million for FY 2022.

•Adjusted EBITDA1:
◦Q4 2023: Adjusted EBITDA was $32.4 million, a 9.6% increase quarter-over-quarter and a 14.8% increase year-over-year. Adjusted EBITDA Margin was 23.1%, a 218 basis point increase compared to the prior quarter and a 207 basis point decrease compared to the prior year.
◦FY 2023: Adjusted EBITDA was $106.5 million, a 14.3% increase year-over-year. Adjusted EBITDA Margin was 20.5%, a 243 basis point decrease compared to the prior year.
•Balance Sheet:
◦As of December 31, 2023, cash and cash equivalents were $72.5 million, and net debt2, which equals total debt less unamortized deferred financing costs less cash and cash equivalents, was $236.2 million.
•Cash Flow:
◦Q4 2023: Generated $16.7 million Cash from Operations in the quarter, representing the fourth quarter in a row the Company generated Cash from Operations. Generated $8.4 million Free Cash Flow3 in the quarter, representing the second quarter in a row the Company generated positive Free Cash Flow.
◦FY 2023: Generated $54.5 million Cash from Operations3 in the full year, representing the first full year the Company generated Cash from Operations since the Company was founded. Generated $30.3 million Free Cash Flow3 for the full year, representing the first full year the Company generated generated positive Free Cash Flow. Both of these metrics exclude the benefit of $20.8 million in cash that the Company received throughout the year attributable to an Employee Retention Tax Credit.
Full Year 2023 Business Highlights
•First full year generating positive Cash from Operations and Positive Free Cash Flow.
•Opened six dispensaries during 2023, made up of Grand Rapids, MI; New Bedford, MA; Tinley Park, IL; Piqua, OH; Sandusky, OH; and Northlake, IL. Subsequent to year-end, the Company opened a dispensary in Cincinnati, OH, bringing the total to 35 dispensaries.
•During the year, the Company was the first multi-state operator in the United States to launch the ‘Cannabis Outlet Model’ in select markets. AWH outlets feature the same great products at everyday low prices. The Company has deployed this model in eight of its dispensaries.
•In April, the Company acquired four dispensaries in Maryland, marking the Company’s entry into its seventh state. Soon after the purchase, the Company began adult-use in Maryland at the start of the program in July.

1    Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for a reconciliation of non-GAAP to GAAP measures.
2    Net Debt is defined as Total debt less cash and cash equivalents less unamortized deferred financing costs.
3     Free Cash Flow is defined as Cash from Operations less net Additions to Capital Assets. Cash from Operations and Free Cash Flow for the full year exclude exclude the benefit of $20.8 million in cash that the Company received throughout the year attributable to an Employee Retention Tax Credit.

•Sold more than 165,000 pounds of product wholesale, more than doubling pounds sold compared to prior-year. Full year gross wholesale revenue increased in all six wholesale markets compared to prior year.
•Simply Herb brand rose to the number one selling brand in Massachusetts. Ozone rose to number three selling brand in New Jersey and remained number three selling brand in Illinois. Overall, AWH brands were number four in all of the third-party wholesale markets in which the Company competes.
•Launched three new brands in the year, Royale, a super premium brand; Tunnel Vision, a brand high in Tetrahydrocannabivarin (THCV); and Common Goods, a value-based flower brand.
•In May, the Company appointed John Hartmann as Chief Executive Officer of the Company. Later in the year, the Company announced key leadership changes. These changes included the appointment of Mark Cassebaum as Chief Financial Officer; the appointment of Chris Holzer as Chief of Operations; the appointment of Rick Wilkins as Chief of Stores; and the appointment of Denise Pedulla as Chief Legal Officer and Corporate Secretary. Subsequent to the end of the year, Melissa Feck was appointed Chief People Officer.
Management Commentary
Abner Kurtin, Executive Chairman of AWH said, “Thank you to our stakeholders for helping us deliver a strong Q4 and full year 2023. We remain excited about our future prospects, as we continue to anticipate positive changes in federal cannabis reform. Further to the federal progress, we are seeing promising advancements across the states. We were pleased Ohio voters endorsed adult-use cannabis in the fall and expect the program to roll out in the coming quarters. In addition to the legislative progress in Ohio, we have been happy to see the Governor of Pennsylvania's enthusiasm and call to action for his state legislators to draft an adult-use bill.”
John Hartmann, Chief Executive Officer added, “AWH had an excellent quarter and full year. Our notable achievements translated into impressive financial success, with 2023 net revenue reaching $519 million, a robust 28% growth from the previous year. This growth was fueled by expansion of both retail and wholesale businesses, including a 21% increase in the retail business driven by store openings and strategic acquisitions and a 47% growth in the third-party wholesale business as we increased our presence in New Jersey, Massachusetts, and Illinois. Despite cultivation challenges faced in Franklin, New Jersey earlier in the year, and initial pressure on our Illinois retail from the start of neighboring Missouri's recreational sales, we rebounded, achieving an Adjusted EBITDA of approximately $107 million, reflecting 14% growth. Our key strategic initiatives and our commitment to execution ensured strong financial performance. In addition to this, we continue to see robust geographic diversification, and successful brand performance.”
Mark Cassebaum, Chief Financial Officer stated, “We are pleased to have generated meaningful cash from operations and free cash flow for the quarter and for the full-year. This is particularly important as we are in the early stages of discussions to refinance our term loan due in August 2025. These conversations have been productive, and we are pleased with the initial reception in the market. We remain committed to disciplined growth, and investing in low-risk capex opportunities that present a high return on invested capital.”

Q4 2023 Financial Overview
Net revenue, which excludes intercompany sales of wholesale products, decreased 0.8% quarter-over-quarter to $140.2 million. The sequential decrease was led by declines in Illinois retail, which were partially offset by new stores and gross wholesale revenue growth in New Jersey, Massachusetts, and Michigan. Net revenue increased 25.0% year-over-year driven by: the opening of six new stores; the acquisition of four Maryland stores; increases in third party sales in New Jersey, Massachusetts, and Illinois; and an increase in intercompany sales in Massachusetts. These increases were partially offset by a decline in retail sales in Illinois.
Total retail revenue decreased 3.9% sequentially to $97.3 million for the fourth quarter of 2023, largely led by declines in Illinois. However, these declines were partially offset by the three new store openings within the quarter and improvement in our Pennsylvania stores’ performance. Notably, however, retail revenue increased 15% compared to Q4 2022.
Gross wholesale revenue in the quarter was $75.8 million, up 10.4% quarter-over-quarter. This was driven by gross wholesale growth in New Jersey, Massachusetts, and Michigan compared to the prior quarter. Net wholesale revenue, after intercompany sales, was $42.8 million, up 7.1% quarter-over-quarter. This improvement was driven by third party wholesale increases in New Jersey and Massachusetts. Q4 2023 represented the fourth quarter in a row where the Company has experienced sequential growth in gross and net wholesale revenue.
Q4 2023 gross profit was $47.5 million, or 33.9% of revenue, as compared to $43.6 million, or 30.8% of revenue, in Q3 2023.
Q4 2023 Adjusted Gross Profit1 was $60.1 million, or 42.9% of revenue, as compared to $56.4 million, or 39.9% of revenue, for the prior quarter. Adjusted Gross Profit1 excludes depreciation and amortization included in cost of goods sold, equity-based compensation included in cost of goods sold, start-up costs included in cost of goods sold, and non-cash inventory adjustments. Adjusted Gross Profit1 dollars increased 6.5% quarter-over-quarter, driven by an increase in gross profit dollar contribution from Athol, Massachusetts and Franklin, New Jersey. Adjusted Gross Profit dollars increased 12.4% year-over-year, driven most notably by dollar improvements in Massachusetts, New Jersey, and Maryland.
Adjusted Gross Profit1 margin on a consolidated-basis increased 294 basis points quarter-over-quarter to 42.9%. This was driven by improvements in utilization and productivity in Athol, Massachusetts and Franklin, New Jersey.
Total general and administrative (“G&A”) expenses for Q4 2023 were $47.0 million, or 33.5% of revenue, compared to $40.0 million, or 28.3% of revenue, for Q3 2023. G&A expenses as a percentage of revenue were up as a result of timing of certain expense accruals and one-time employment related items.
Net loss attributable to AWH for Q4 2023 was $19.3 million during the quarter compared to $11.2 million in the prior quarter. This $8.1 million variance is primarily a result of one-time compensation related expenses.
Adjusted EBITDA1, which adjusts for tax, interest, depreciation, amortization, equity-based compensation, and other items deemed one-time in nature, was $32.4 million in Q4 2023, a 9.6% increase quarter-over-quarter. Adjusted EBITDA Margin1 was 23.1%, a 218 basis point increase compared to Q3 2023.

Full Year 2023 Financial Overview
Net revenue, which excludes intercompany sale of wholesale products, increased 27.8% year-over-year to $518.6 million, driven by an increase in both the retail and wholesale business.
Total retail revenue was $371.2 million for FY 2023, a 21.3% increase year-over-year. The growth was driven by: the opening of six new stores; the acquisition of four stores in Maryland that started adult use in July; and the full year benefit of adult use sales in New Jersey. These improvements were partially offset by a decline in retail sales in Illinois, largely driven by start of adult use sales in Missouri and additional retail stores coming online in Chicago area.
For the full year 2023, the Company expanded gross wholesale by 45.3% revenue to $264.1 million. This was fueled by growth in all six of AWH’s wholesale markets compared to the prior year. Net wholesale revenue increased 47.4% year-over-year to $147.4 million, driven by third party wholesale growth in New Jersey, Illinois, and Massachusetts.
Full year 2023 gross profit was $155.1 million, or 29.9% of revenue, compared to $134.6 million, or 33.1% of revenue, for the prior year.
Full year 2023 Adjusted Gross Profit1 was $209.0 million, or 40.3% of revenue, compared to $185.1 million, or 45.6% of revenue, in 2022. Adjusted Gross Profit1 dollars increased 12.9% year-over-year. Adjusted Gross Profit1 margin decreased 529 basis points year-over-year driven by margin declines in Illinois retail and New Jersey cultivation.
Total G&A expenses for 2023 were $158.7 million, or 30.6% of revenue, compared to $137.1 million, or 33.8% of revenue, for 2022 as we leveraged overhead to support new markets and further utilized our existing infrastructure.
Net loss for 2023 was $48.2 million, compared to a net loss of $80.9 million for 2022. This improvement was driven by an increase in gross profit and a lower provision for income taxes.
Adjusted EBITDA1, was $106.5 million in 2023. This represents a 14.3% increase year-over-year. Adjusted EBITDA Margin1 was 20.5%, a 243 basis point decrease compared to 2022, driven by lower margins in Illinois retail and New Jersey cultivation, partially offset by lower G&A as a percent of revenue due optimization of existing asset footprint and to increased leveraging of corporate infrastructure.
Non-GAAP Financial Information
This press release includes certain non-GAAP financial measures as defined by the U.S. Securities and Exchange Commission (“SEC”). Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.
Conference Call and Webcast
AWH will host a conference call on March 12, 2024 at 8:30 a.m. ET to discuss its financial results for the quarter and year ended December 31, 2023. The conference call may be accessed by dialing (888) 390-0605. A live audio webcast of the call will also be available on the Investor Relations section of AWH’s website at https://awholdings.com/investors/.

About Ascend Wellness Holdings, Inc.
AWH is a vertically integrated multi-state cannabis operator with licenses and assets in Illinois, Massachusetts, Maryland, Michigan, New Jersey, Ohio, and Pennsylvania. AWH owns and operates state-of-the-art cultivation facilities, growing award-winning strains and producing a curated selection of products for retail and wholesale customers. AWH produces and distributes its in-house Common Goods, Simply Herb, Ozone, Ozone Reserve, Royale, and Tunnel Vision branded products. For more information, visit www.awholdings.com.
Additional information relating to the Company’s fourth quarter and full year 2023 results is available on the Investor Relations section of AWH’s website at https://awholdings.com/investors/, the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) at www.sec.gov and Canada’s System for Electronic Document Analysis and Retrieval Plus (“SEDAR+”) at www.sedarplus.ca.
Cautionary Note Regarding Forward-Looking Information
This news release includes forward-looking information and statements (together, “forward-looking statements”), which may include, but are not limited to, the plans, intentions, expectations, estimates, and beliefs of the Company. Words such as “expects”, “continue”, “will”, “anticipates” and “intends” or similar expressions are intended to identify forward-looking statements. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected revenue, expectations regarding production capacity, anticipated capital expenditures, expansion, profit, product demand, margins, costs, cash flows, sources of capital, growth rates, potential acquisitions, closing dates for transactions, regulatory approvals, future facility openings, and future financial and operating results.
We caution investors that any such forward-looking statements are based on the Company’s current projections and expectations about future events and financial trends, the receipt of all required regulatory approvals, and on certain assumptions and analysis made by the Company in light of the experience of the Company and perception of historical trends, current conditions and expected future developments and other factors management believes are appropriate.
Forward-looking statements involve and are subject to assumptions and known and unknown risks, uncertainties, and other factors which may cause actual events, results, performance, or achievements of the Company to be materially different from future events, results, performance, and achievements expressed or implied by forward-looking statements herein. Such factors include, among other, the risks and uncertainties identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and in the Company’s other reports and filings with the applicable Canadian securities administrators on its profile on SEDAR+ at www.sedarplus.ca and the SEC on its profile on EDGAR at www.sec.gov. Although the Company believes that any forward-looking statements herein are reasonable, in light of the use of assumptions and the significant risks and uncertainties inherent in such statements, there can be no assurance that any such forward-looking statements will prove to be accurate, and accordingly readers are advised to rely on their own evaluation of such risks and uncertainties and should not place undue reliance upon such forward-looking information. Any forward-looking statements herein are made as of the date hereof, and except as required by applicable laws, the Company assumes no obligation and disclaims any intention to update or revise any forward-looking statements herein or to update the reasons that actual events or results could or do differ from those projected in any forward-looking statements herein, whether as a result of new statements, future events or results, or otherwise, except as required by applicable laws. No securities regulator nor the Canadian Securities Exchange has reviewed, approved or disapproved the content of this press release.

Pre-Released Financial Metrics
This press release contains certain pre-released fourth quarter and full year financial metrics. The fourth quarter and full year financial metrics contained in this press release are preliminary and represent the most current information available to the Company's management, as financial closing procedures for the three months and year ended December 31, 2023 are not yet complete. The Company's actual consolidated audited financial statements for such period will be filed with the applicable Canadian securities administrators on its profile on SEDAR at https://www.sedarplus.ca/and the SEC on its profile on EDGAR at www.sec.gov, and may result in material changes to the financial metrics summarized in this press release (including by any one financial metric, or all of the financial metrics, being below or above the figures indicated) as a result of the completion of normal quarter and year-end accounting procedures and adjustments, and also what one might expect to be in the final consolidated financial statements based on the financial metrics summarized in this press release. Although the Company believes the expectations reflected in this press release are based upon reasonable assumptions, the Company can give no assurance that actual results will not differ materially from these expectations.

Contacts
Investor & Media Contact:
EVP, Investor Relations & Strategy
Rebecca Koar
IR@awholdings.com
Chief Financial Officer
Mark Cassebaum
(617) 453-4042 ext. 90102

ASCEND WELLNESS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share amounts)	2023	2022	2023	2022
Revenue, net	$140,158	$112,099	$518,590	$405,926
Cost of goods sold	(92,617)	(70,587)	(363,470)	(271,363)
Gross profit	47,541	41,512	155,120	134,563
Operating expenses
General and administrative expenses	46,977	36,130	158,739	137,089
Settlement expense	—	—	—	5,000
Total operating expenses	46,977	36,130	158,739	142,089
Operating profit (loss)	564	5,382	(3,619)	(7,526)

Other (expense) income
Interest expense	(8,565)	(8,725)	(36,984)	(32,436)
Other, net	632	229	25,843	756
Total other expense	(7,933)	(8,496)	(11,141)	(31,680)
Loss before income taxes	(7,369)	(3,114)	(14,760)	(39,206)
Income tax expense	(11,974)	(11,936)	(33,454)	(41,693)
Net loss	$(19,343)	$(15,050)	$(48,214)	$(80,899)

Net loss per share attributable to Class A and Class B stockholders of Ascend Wellness Holdings, Inc. — basic and diluted	$(0.09)	$(0.08)	$(0.24)	$(0.44)
Weighted-average common shares outstanding — basic and diluted	206,611	188,026	199,154	183,381

ASCEND WELLNESS HOLDINGS, INC.
SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
Net cash provided by (used in) operating activities	$16,668	$(16,071)	$75,334	$(38,356)
Cash flows from investing activities
Additions to capital assets	(8,236)	(18,683)	(24,248)	(81,642)
Investments in notes receivable	—	(381)	(15,169)	(2,772)
Collection of notes receivable	82	82	327	327
Proceeds from sale of assets	—	—	15,000	39,225
Acquisition of businesses, net of cash acquired	—	(250)	(19,857)	(25,140)
Purchases of intangible assets	—	(471)	(15,943)	(44,252)
Net cash used in investing activities	(8,154)	(19,703)	(59,890)	(114,254)
Cash flows from financing activities
Proceeds from issuance of common stock in private placement	—	—	7,000	—
Proceeds from issuance of debt	—	19,364	—	84,364
Repayments of debt	—	(854)	(23,188)	(3,143)
Proceeds from finance leases	—	350	—	350
Repayments under finance leases	(113)	(46)	(369)	(69)
Debt issuance costs	—	—	—	(4,998)
Proceeds from exercise of stock options	186	—	186	—
Taxes withheld under equity-based compensation plans, net	—	(287)	(711)	(5,229)
Net cash provided by (used in) financing activities	73	18,527	(17,082)	71,275
Net increase (decrease) in cash, cash equivalents, and restricted cash	8,587	(17,247)	(1,638)	(81,335)
Cash, cash equivalents, and restricted cash at beginning of period	63,921	91,393	74,146	155,481
Cash, cash equivalents, and restricted cash at end of period	$72,508	$74,146	$72,508	$74,146

ASCEND WELLNESS HOLDINGS, INC.
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

	December 31,
(in thousands)	2023	2022
Cash and cash equivalents	$72,508	$74,146
Inventory	95,294	97,532
Other current assets	61,058	27,065
Property and equipment, net	268,082	279,860
Operating lease right-of-use assets	130,556	108,810
Intangible assets, net	221,452	221,093
Goodwill	47,538	44,370
Other noncurrent assets	23,062	19,284
Total Assets	$919,550	$872,160

Total current liabilities	$92,686	$110,949
Long-term debt, net	297,565	319,297
Operating lease liabilities, noncurrent	261,087	229,816
Other non-current liabilities	125,340	48,683
Total stockholders’ equity	142,872	163,415
Total Liabilities and Stockholders’ Equity	$919,550	$872,160

ASCEND WELLNESS HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)
We define “Adjusted Gross Profit” as gross profit excluding non-cash inventory costs, which include depreciation and amortization included in cost of goods sold, equity-based compensation included in cost of goods sold, start-up costs included in cost of goods sold, and other non-cash inventory adjustments. We define “Adjusted Gross Margin” as Adjusted Gross Profit as a percentage of net revenue. Our “Adjusted EBITDA” is a non-GAAP measure used by management that is not defined by GAAP and may not be comparable to similar measures presented by other companies. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of net revenue. Management calculates Adjusted EBITDA as the reported net loss, adjusted to exclude: income tax expense, other (income) expense, interest expense, depreciation and amortization, depreciation and amortization included in cost of goods sold, non-cash inventory adjustments, equity-based compensation, equity-based compensation included in cost of goods sold, start-up costs, start-up costs included in cost of goods sold, transaction-related and other non-recurring expenses, litigation settlement, and gain or loss on sale of assets. Accordingly, management believes that Adjusted EBITDA provides meaningful and useful financial information, as this measure demonstrates the operating performance of the business. Non-GAAP financial measures may be considered in addition to the results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. The Company’s presentation of these financial measures may not be comparable to similar non-GAAP measures used by other companies. These financial measures are intended to provide additional information to investors concerning the Company’s performance.
The following table presents Adjusted Gross Profit for the fourth quarter and year ended December 31, 2023 and 2022:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2023	2022	2023	2022
Gross Profit	$47,541	$41,512	$155,120	$134,563
Depreciation and amortization included in cost of goods sold	7,184	3,742	29,449	15,360
Equity-based compensation included in cost of goods sold	2,054	1,836	6,511	11,627
Start-up costs included in cost of goods sold(1)	—	2,263	1,570	13,044
Non-cash inventory adjustments(2)	3,298	4,113	16,350	10,478
Adjusted Gross Profit	$60,077	$53,466	$209,000	$185,072
Adjusted Gross Margin	42.9%	47.7%	40.3%	45.6%
(1)Incremental expenses associated with the expansion of activities at our cultivation facilities that are not yet operating at scale, including excess overhead expenses resulting in delays from regulatory approvals at certain cultivation facilities.
(2)Consists of write-offs of expired products, obsolete packaging, and net realizable value adjustments related to certain inventory items.

ASCEND WELLNESS HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)
The following table presents Adjusted EBITDA for the fourth quarter and year ended December 31, 2023 and 2022:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2023	2022	2023	2022
Net loss	$(19,343)	$(15,050)	$(48,214)	$(80,899)
Income tax expense	11,974	11,936	33,454	41,693
Other income, net	(632)	(229)	(25,843)	(756)
Interest expense	8,565	8,725	36,984	32,436
Depreciation and amortization	14,791	8,776	58,983	29,455
Non-cash inventory adjustments(1)	3,298	4,113	16,350	10,478
Equity-based compensation	5,600	3,059	18,344	22,995
Start-up costs(2)	579	6,669	3,888	23,356
Transaction-related and other non-recurring expenses(3)	7,519	297	12,788	9,119
(Gain) loss on sale of assets	—	(105)	(226)	345
Litigation settlement	—	—	—	5,000
Adjusted EBITDA	$32,351	$28,191	$106,508	$93,222
Adjusted EBITDA Margin	23.1%	25.1%	20.5%	23.0%
(1)Consists of write-offs of expired products, obsolete packaging, and net realizable value adjustments related to certain inventory items.
(2)One-time costs associated with acquiring real estate, obtaining licenses and permits, and other costs incurred before commencement of operations at certain locations, as well as incremental expenses associated with the expansion of activities at our cultivation facilities that are not yet operating at scale, including excess overhead expenses resulting in delays from regulatory approvals at certain cultivation facilities. The year ended December 31, 2022 includes a $1,704 expense recognized during the third quarter of 2022 related to the write-off of certain previously capitalized costs and both the three months and year ended December 31, 2022 include an estimated reserve of $3,700 that was recognized during the fourth quarter of 2022 related to certain amounts associated with the New York transaction that the Company is actively pursuing collecting. Also includes other one-time or non-recurring expenses, as applicable.
(3)Legal and professional fees associated with litigation matters, potential acquisitions, and other regulatory matters and other non-recurring expenses, including fair value adjustments related to an earn-out and certain reserves. The 2023 amounts also include severance-related expenses and certain contract termination payments.